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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*




                        Hotel Reservations Network, Inc.
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                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                    441451101
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                                 (CUSIP Number)

                                  May 16, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

     Darrel A. Rice, Esq.                               David S. Reid, Esq.
     Haynes and Boone, LLP                              Travelocity.com Inc.
     901 Main Street, Suite 3100                        15100 Trinity Blvd.
     Dallas, Texas 75202                                Fort Worth, Texas 76155
     (214) 651-5000                                     (817) 785-8212



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                                  SCHEDULE 13G

----------------------                                     ---------------------
CUSIP No. - 441451101                                      Page 2 of 5 Pages
                                                               --   --
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      1   NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Travelocity.com L.P., a Delaware limited partnership
                   75-2855112
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      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]

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      3   SEC USE ONLY


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      4   CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER

  NUMBER OF                             0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY            6      SHARED VOTING POWER
   OWNED BY
     EACH                               0
  REPORTING           ----------------------------------------------------------
    PERSON               7      SOLE DISPOSITIVE POWER
     WITH
                                        0
                      ----------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        0
--------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        0%
--------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON

                                        PN
--------------------------------------------------------------------------------



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                                                             Page 3 of 5 Pages
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Item 1(a)         Name of Issuer:

                  Hotel Reservations Network, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  8140 Walnut Hill Lane,    Dallas, Texas 75231

Item 2(a)         Names of Persons Filing:

                  Travelocity.com L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  15100 Trinity Boulevard, Fort Worth, Texas 76155

Item 2(c)         Citizenship:

                  Delaware

Item 2(d)         Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  441451101

Item 3            Status of Persons Filing:


                  (a)  [ ] Broker or dealer registered under section 15 of
                           the Act (15 U.S.C. 78o);

                  (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

                  (c)  [ ] Insurance company as defined in section 3(a)(19)
                           of the Act (15 U.S.C. 78c);

                  (d)  [ ] Investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)  [ ] An investment adviser in accordance with
                           Section 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)  [ ] A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

                  (i)  [ ] A church plan that is excluded from the
                           definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ] Group, in accordance
                           with Section 240.13d-1(b)(1)(ii)(J).



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                                                             Page 4 of 5 Pages
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Item 4            Ownership:

                  The information in items 1 and 5 through 11 on the cover page (p. 2) of this Amendment No. 1 to Schedule 13G is hereby incorporated by reference. Travelocity.com Inc. and Travelocity Holdings, Inc. are the general partners of Travelocity.com L.P.

Item 5 Ownership of 5% or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                             Page 5 of 5 Pages
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 22, 2001



                          TRAVELOCITY.COM, L.P.

                          By: Travelocity Holdings, Inc., its general partner


                           By:/s/ RAMESH PUNWANI
                              --------------------------------
                              Ramesh Punwani
                              Executive Vice President and
                              Chief Financial Officer